Exhibit 10.1

Rising Dragon Acquisition Corp.

No. 604, Yixing Road

Wanbolin District, Taiyuan City

Shanxi Province, People’s Republic of China

October 30, 2026

VIA OVERNIGHT DELIVERY AND EMAIL

HZJL Cayman Limited

18th Floor, Block B, Yuanlun Building, No. 350 Qifei Road

Binjiang District, Hangzhou City, People’s Republic of China

Attention: Bin Xiong

Email: xiongb@pku.edu.cn

XB B Limited and Bin Xiong, as Principal Shareholder Representative

18th Floor, Block B, Yuanlun Building, No. 350 Qifei Road

Binjiang District, Hangzhou City, People’s Republic of China

Attention: Bin Xiong

Email: xiongb@pku.edu.cn

Re:	Termination of Agreement and Plan of Merger

Ladies and Gentlemen:

Pursuant to Section 13.1(b) of that certain Agreement and Plan of Merger, dated as of January 27, 2025 (as amended, modified or supplemented from time to time, the “Merger Agreement”), by and among HZJL Cayman Limited, a Cayman Islands exempted company (the “Company”), XB B Limited, a British Virgin Islands business company (the “Principal Shareholder”), Bin Xiong, solely in his capacity as the shareholder of the Principal Shareholder (the “Principal Shareholder Representative”), Rising Dragon Acquisition Corp., a Cayman Islands exempted company (“Parent”), Xpand Boom Technology Inc., a Cayman Islands exempted company (the “Purchaser”), and Xpand Boom Solutions Inc., a Cayman Islands exempted company (“Merger Sub”) (each individually referred to as a “Party” and collectively, the “Parties”), the Merger Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

Notwithstanding anything to the contrary contained in the Merger Agreement, the Parties agree as follows:

1.	Acting pursuant to Section 13.1(b) of the Merger Agreement and with due authorization from their respective boards of directors, Parent and the Company hereby terminate the Merger Agreement, including provisions of the Merger Agreement which by their terms would otherwise have survived the termination of the Merger Agreement, and each of the other Parties hereby consents to such termination, effective as of 11:59 p.m. Eastern Time on the date first written above (the “Termination Date”); provided, however, that the provisions of Article XII (Dispute Resolution) and Article XIV (Miscellaneous) (including Section 14.14 (Waiver)) of the Merger Agreement shall survive the termination of the Merger Agreement and continue in full force and effect.

2.	With respect to the Additional Agreements and the Support Agreements, the Parties acknowledge and agree as follows: (a) the Company Shareholders Lock-up Agreements and the Registration Rights Agreement, each of which was contemplated to be entered into at or in connection with the Closing, have not been executed or become effective, and no Party or other Person shall have any obligation to execute or deliver any such agreement or any other Additional Agreement; (b) to the extent any Additional Agreement has been executed, it is hereby terminated as of the Termination Date without further action on the part of the parties thereto, including any provisions thereof which by their terms would otherwise survive termination, except that nothing herein shall terminate or otherwise affect any Non-disclosure and Non-solicitation Agreement or Non-Compete Agreement entered into between any member of the Company Group and any Key Personnel pursuant to Section 8.4 of the Merger Agreement, which shall remain in effect solely as between the parties thereto in accordance with its terms, and no Purchaser Party shall have any right or obligation thereunder; and (c) each support agreement entered into by any Company Shareholder prior to the execution of the Merger Agreement as described in Recital I thereof (each, a “Support Agreement”) shall terminate as of the Termination Date in accordance with its terms, and, to the extent any Party is a party to or a beneficiary of any Support Agreement, such Party hereby agrees that such Support Agreement is terminated as to it as of the Termination Date and irrevocably waives all of its rights thereunder. The Company shall, promptly following the Termination Date, notify each Company Shareholder party to a Support Agreement of the termination of the Merger Agreement and of such Support Agreement.

3.	No Party shall issue a press release or similar formal public statement relating to the Merger Agreement or the termination of the Merger Agreement (the “Public Announcement”) without all Parties’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The foregoing does not apply to disclosures by a Party (a) to the extent obtaining the other Parties’ prior written consent is prohibited by Law or (b) to the extent required by Law or pursuant to the rules or regulations of any securities exchange, in response to a request for information from an Authority, or as required as part of a periodic regulatory filing (including any Parent SEC Document). The Parties agree that the press release attached hereto as Exhibit A and the Current Report on Form 8-K to be filed by Parent with the SEC reporting the termination of the Merger Agreement shall be deemed to have been consented to by all Parties for purposes of this paragraph 3.

4.	No Party shall, and no Party shall cause or permit any officer or Affiliate to, disparage any other Party in any manner whatsoever whether in writing, orally or otherwise in any media. Without limitation, each Party shall not engage in any vilification of any other Party, and each Party shall refrain from making any false, negative, critical or disparaging statements concerning any other Party, including those pertaining to management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Notwithstanding the foregoing, and for the purpose of clarification, no Party shall be deemed to be in breach of this paragraph 4 (a) based on or as a result of such Party’s making of any disclosure or provision of information to the extent (i) required by Law or pursuant to the rules or regulations of any securities exchange (including in any Parent SEC Document) or (ii) in response to a request for information from an Authority, or (b) based on or as a result of such Party’s making of any statement or claim, or such Party’s provision of information, in or pursuant to any Action to the extent such statement or claim is made, or such information is provided, in furtherance of or with respect to any right, claim, or matter not waived, released or discharged pursuant to paragraph 6 hereof.

5.	No Party shall make, share, publish or communicate to any Person, in any public or private forum or through any medium, any information whatsoever, directly or indirectly, about another Party, the Merger Agreement, the termination of the Merger Agreement or related transactions or matters obtained or derived in connection with the Merger Agreement or its termination, without the affected Party’s express written consent. Notwithstanding the foregoing, and for the purpose of clarification, no Party shall be deemed to be in breach of this paragraph 5 (a) based on or as a result of such Party’s making of any disclosure or provision of information to the extent (i) required by Law or pursuant to the rules or regulations of any securities exchange (including in any Parent SEC Document) or (ii) in response to a request for information from an Authority, or (b) based on or as a result of such Party’s making of any statement or claim, or such Party’s provision of information, in or pursuant to any Action to the extent such statement or claim is made, or such information is provided, in furtherance of or with respect to any right, claim, or matter not waived, released or discharged pursuant to paragraph 6 hereof.

6.	To the fullest extent permitted by Law, each Party irrevocably, unconditionally and completely waives, and releases and forever discharges each other Party (and any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such other Party) from, all claims, damages, costs and expenses, whether known or unknown or due or owing in the past, present or future, arising from any matter concerning, based upon, in connection with, or relating to, the Merger Agreement, the Additional Agreements or the Support Agreements, or the termination thereof or of the transactions contemplated thereby; provided, that (a) for the purpose of clarification, the foregoing waiver, release and discharge shall not apply to or otherwise affect the rights of any Party under Article XII or Article XIV of the Merger Agreement to the extent (and for so long as) such provisions survive the termination of the Merger Agreement pursuant to this letter agreement, or the rights of any member of the Company Group under any agreement preserved pursuant to paragraph 2(b), and (b) nothing in this letter agreement shall relieve any Party from liability for such Party’s willful breach of its covenants or agreements in the Merger Agreement or its intentional fraud or willful misconduct prior to the termination of the Merger Agreement. Each Party confirms that it has not assigned to any third party any claims that such Party has waived, released or discharged pursuant to this paragraph 6.

7.	Each of the Company, the Principal Shareholder and the Principal Shareholder Representative hereby acknowledges and reaffirms that the waiver set forth in Section 14.14 of the Merger Agreement survives the termination of the Merger Agreement, and that none of them has, or shall have, any right, title, interest or claim of any kind in or to any monies in the Trust Account or any distributions therefrom, and that none of them shall make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to the Merger Agreement, this letter agreement or the termination of the Merger Agreement.

8.	This letter agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to the conflict of laws principles thereof. Any dispute, controversy or claim arising out of or relating to this letter agreement shall be resolved in accordance with Article XII of the Merger Agreement, which is incorporated herein by reference, mutatis mutandis. This letter agreement may be executed and delivered (including by facsimile, portable document format (.pdf) transmission or other electronic signature) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.	Each Party shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be required to carry out the provisions of this letter agreement and give effect to the transactions contemplated hereby.

10.	The Parties acknowledge that this letter agreement shall be binding on and inure to the benefit of their respective successors and assigns.

11.	Survival and Payment Arrangement of Subject Promissory Notes. (a) Definitions. For purposes of this paragraph 11: (i) “Maker” means Parent; (ii) “Payee” means SZG Limited, as designee of the Company, and Aurora Beacon LLC, also as designee of the Company; each a “Payee” and collectively the “Payees”, together with their respective permitted successors and assigns under the Subject Promissory Notes; (iii) “Subject Promissory Notes” means all unsecured promissory notes issued by the Maker in favor of each Payee, including (1) the promissory notes issued by the Maker in favor of SZG Limited as set forth on Schedule 1.1 hereto, and (2) all promissory notes of the same series issued by the Maker in favor of Aurora Beacon LLC; in each case, in the principal amount and as of the date set forth in the applicable note; and (iv) “Subsequent Business Combination” means any initial business combination transaction consummated by the Maker with any target business after the Termination Date. (b) Survival of Subject Promissory Notes. Notwithstanding (i) any term of any Subject Promissory Note to the contrary that would provide for termination upon termination of the Merger Agreement, (ii) paragraph 2 of this letter agreement, or (iii) the general release set forth in paragraph 6 of this letter agreement, the Subject Promissory Notes shall not be terminated, cancelled or discharged as of the Termination Date, and shall remain in full force and effect in accordance with their respective terms, as modified solely by this paragraph 11. The general release under paragraph 6 shall not apply to the payment obligations under the Subject Promissory Notes, except as expressly set forth in clause (d) below. (c) Payment Trigger. The entire outstanding principal balance of each Subject Promissory Note shall be due and payable solely on the closing date of the first Subsequent Business Combination consummated by the Maker. No principal shall be due and payable under any Subject Promissory Note prior to such closing date. (d) Automatic Termination Without Payment. Each Subject Promissory Note shall be automatically deemed terminated, cancelled and discharged in full, and no principal or other amounts shall be due or payable thereunder, upon the earliest occurrence of either of the following: (i) the Maker fails to consummate any Subsequent Business Combination; or (ii) any proposed Subsequent Business Combination fails to close for reasons not attributable to the Maker. (e) No Other Modification. Except as expressly modified by this paragraph 11, all other terms, conditions and provisions of each Subject Promissory Note shall remain unchanged and in full force and effect.

Kindly signify your agreement by signing this letter agreement in the space provided below.

Very truly yours,

Parent:
RISING DRAGON ACQUISITION CORP.

By:	/s/ Lulu Xing
Name:	Lulu Xing
Title:	Chief Executive Officer

Purchaser:
XPAND BOOM TECHNOLOGY INC.

By:	/s/ Lulu Xing
Name:	Lulu Xing
Title:	Director

Merger Sub:
XPAND BOOM SOLUTIONS INC.

By:	/s/ Lulu Xing
Name:	Lulu Xing
Title:	Director

AGREED AND ACCEPTED:

Company:
HZJL CAYMAN LIMITED

By:	/s/ Bin Xiong
Name:	Bin Xiong
Title:	Director

Principal Shareholder:
XB B LIMITED

By:	/s/ Bin Xiong
Name:	Bin Xiong
Title:	Director

Principal Shareholder Representative:

/s/ Bin Xiong
Bin Xiong

Payee (solely for purposes of paragraph 11 and Schedule 1.1):
SZG LIMITED

By:	/s/ Zhiguo Sun
Name:	Zhiguo Sun
Title:	Director

With a copy to (which shall not constitute notice):

Han Kun Law Offices LLP

Rooms 4301-10, 43/F., Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention: Yu Wang, Esq.

Email: wangyu@hankunlaw.com

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention: Vivien Bai, Esq.

Email: vbai@loeb.com

Schedule 1.1

List of Subject Promissory Notes

No.	Date of Note	Maker	Payee	Principal Amount
1	01/14/2026	Parent	SZG Limited	US$50,000.00
2	02/05/2026	Parent	SZG Limited	US$50,000.00
3	03/15/2026	Parent	SZG Limited	US$50,000.00
4	04/15/2026	Parent	SZG Limited	US$50,000.00
5	05/15/2026	Parent	SZG Limited	US$50,000.00
6	06/15/2026	Parent	SZG Limited	US$27,818.50
7	07/15/2026	Parent	SZG Limited	US$55,637.41
8	08/15/2026	Parent	SZG Limited	US$55,637.41
9	09/15/2026	Parent	SZG Limited	US$55,637.41
10	10/15/2026	Parent	SZG Limited	US$11,188.68